UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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SS&C TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

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This filing consists of the Company’s press release dated October 20, 2005.

For Immediate Release
Contact:
Patrick Pedonti, Chief Financial Officer (860) 298-4738
Lese Amato, Investor Relations (860) 298-4653
E-mail: InvestorRelations@sscinc.com
SS&C Technologies Announces Q3 Numbers
WINDSOR, CT – October 20, 2005 — SS&C Technologies, Inc. (NASDAQ: SSNC) today announced results for the quarter ended September 30, 2005. Q3 revenues were $46.1 million, up from $25.2 million for Q3 2004. Net income and operating income for Q3 2005 were $7.0 million and $11.9 million, respectively, increases of 44% and 59% from the $4.8 million and $7.5 million for the third quarter of last year. Diluted earnings per share for Q3 were $0.28, 40% higher than the $0.20 diluted earnings per share for the same period in 2004. Merger costs related to the pending sale of SS&C were $0.04 per diluted earnings per share in the quarter.
Bill Stone, SS&C’s Chairman and CEO, said, “We are pleased with our third quarter numbers. We had solid revenues in all segments. In Q3, license revenues were $7.6 million, up 84% over Q3 last year. Recurring revenues, which includes both maintenance and outsourcing revenues, grew to $34.9 million, an increase of 93% over the $18.1 million in Q3 2004.”
Stone continued, “In all business lines, we are seeing positive results from both organic growth and acquisitions. In Q3 2005, several of our products recorded an increase in license revenue over Q3 2004, including CAMRA, LMS, SKYLINE, Antares, Altair, Sylvan, and FundRunner.”
“This quarter, we reached a new benchmark in outsourcing revenues at $21.6 million, a 153% increase over Q3 2004,” said Stone. “Outsourcing revenues are growing organically and through acquisitions, as asset managers and hedge funds continue to recognize the benefits of outsourcing their back-offices. Growth can be attributed primarily to FMC’s outsourcing business, and fund administration services we provide to hedge funds.”
“In Q3 we continued to execute on integrating our acquisitions and implementing economy-of-scale initiatives,” said Stone. “Our focus is on managing our expenses closely and implementing operational efficiencies. As a result, our Q3 net income increased to $7.0 million, a 44% increase over the $4.8 million in Q3 last year; and Q3 operating income rose by 59% over Q3 2004 to $11.9 million.”

Earnings Call
SS&C’s Q3 2005 earnings call will take place at 5:00 p.m. Eastern Time today, October 20, 2005. The call will discuss Q3 results and the current status of the Carlyle transaction. Interested parties may dial 706-643-7858 (US, Canada and International) and request the “SS&C Third Quarter Earnings Call”, conference ID #1420935. A replay will be available after 8:00 pm on October 20, until midnight on November 20, 2005. To hear the replay, dial 706-645-9291 and enter the access code 1420935. A replay of the call will also be available after October 21, 2005 on our website at www.ssctech.com/about/investor.asp#c.
Important Additional Information Filed with the SEC
On October 19, 2005, SS&C Technologies, Inc. filed a definitive proxy statement with the SEC in connection with the proposed merger transaction. SS&C is mailing the proxy statement to its stockholders on or about October 21, 2005. The proxy statement contains important information about SS&C, the merger, and related matters. Investors and security holders are urged to read the proxy statement.
Investors and security holders may obtain free copies of the proxy statement and other documents filed with the SEC by SS&C through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders may obtain free copies of the proxy statement from SS&C by contacting Investor Relations, SS&C Technologies, Inc., 80 Lamberton Road, Windsor, CT 06095, telephone (860) 298-4500.
The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding the Company’s directors and executive officers is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and its proxy statement dated April 26, 2005, which are filed with the SEC. Additional information regarding the interests of the potential participants is included in the merger proxy statement and other relevant documents on file with the SEC.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share information)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004
Revenues:
Software licenses	$7,567	$4,116	$17,884	$12,444
Maintenance	13,263	9,521	35,067	26,742
Professional services	3,633	2,973	9,565	7,550
Outsourcing	21,647	8,553	51,723	22,100

Total revenues	46,110	25,163	114,239	68,836

Cost of revenues:
Software licenses	913	600	2,267	1,630
Maintenance	3,199	2,173	8,224	6,162
Professional services	2,171	1,769	6,377	4,842
Outsourcing	12,958	4,613	28,808	11,701

Total cost of revenues	19,241	9,155	45,676	24,335

Gross profit	26,869	16,008	68,563	44,501

Operating expenses:
Selling and marketing	4,167	2,844	10,540	7,791
Research and development	5,772	3,703	15,195	10,211
General and administrative	3,820	1,947	9,814	5,785
Merger costs related to the pending sale of SS&C	1,171	—	1,171	—

Total operating expenses	14,930	8,494	36,720	23,787

Operating income	11,939	7,514	31,843	20,714

Interest income (expense)	(677)	472	(556)	837
Other income (expense), net	211	(5)	326	(21)

Income before income taxes	11,473	7,981	31,613	21,530
Provision for income taxes	4,478	3,138	12,060	8,504

Net income	$6,995	$4,843	$19,553	$13,026

Basic earnings per share	$0.30	$0.21	$0.84	$0.63

Basic weighted average number of common shares outstanding	23,533	23,019	23,232	20,525

Diluted earnings per share	$0.28	$0.20	$0.80	$0.60

Diluted weighted average number of common and common equivalent shares outstanding	24,729	24,176	24,408	21,873

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	(unaudited)
	September 30,	December 31,
	2005	2004

ASSETS
Current assets:
Cash and cash equivalents	$14,853	$28,913
Investments in marketable securities	8,700	101,922
Accounts receivable, net	31,967	13,545
Prepaid expenses and other current assets	3,499	1,607

Total current assets	59,019	145,987

Property and equipment, net	10,727	5,353

Deferred income taxes	—	5,894
Intangible and other assets, net	238,882	28,429

Total assets	$308,628	$185,663

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long term debt	$17,018	$—
Accounts payable	3,732	1,073
Income taxes payable	651	609
Accrued employee compensation and benefits	7,167	6,248
Other accrued expenses	6,240	3,549
Deferred income taxes	735	188
Dividend payable	—	1,850
Deferred maintenance and other revenue	24,875	16,052

Total current liabilities	60,418	29,569

Long-term debt	50,000	—
Deferred income taxes	7,761	—
Total liabilities	118,179	29,569

Total stockholders’ equity before treasury stock	249,453	209,514
Less: cost of common stock in treasury	59,004	53,420

Total stockholders’ equity	190,449	156,094

Total liabilities and stockholders’ equity	$308,628	$185,663

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	(unaudited)
	Nine months ended
	September 30,	September 30,
	2005	2004

Cash flow from operating activities:
Net income	$19,553	$13,026

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,277	3,322
Amortization of loan origination costs	59	—
Net realized losses (gains) on equity investments	(197)	26
Loss (gain) on sale or disposal of property and equipment	15	(7)
Deferred income taxes	650	970
Income tax benefit related to exercise of stock options	2,375	2,409
Provision for doubtful accounts	930	(168)
Changes in operating assets and liabilities excluding effects from acquisitions:
Accounts receivable	(8,143)	522
Prepaid expenses and other assets	(343)	232
Accounts payable	801	(382)
Accrued expenses	(2,506)	813
Taxes payable	578	(58)
Deferred maintenance and other revenues	(9)	(1,271)

Total adjustments	1,487	6,408

Net cash provided by operating activities	21,040	19,434

Cash flow from investing activities:
Additions to property and equipment	(2,092)	(588)
Proceeds from sale of property and equipment	3	7
Cash paid for business acquisitions, net of cash acquired	(183,604)	(23,540)
Cash paid for long-term investment	(2,000)	—
Purchases of marketable securities	(88,250)	(112,889)
Sales of marketable securities	181,037	50,708

Net cash used in investing activities	(94,906)	(86,302)

Cash flow from financing activities:
Repayment of debt and acquired debt	(8,013)	—
Net proceeds from note payable	75,000	—
Issuance of common stock	343	74,627
Exercise of options	2,279	1,897
Purchase of common stock for treasury	(5,584)	—
Common stock dividends	(3,718)	(2,944)

Net cash provided by financing activities	60,307	73,580

Effect of exchange rate changes on cash	(501)	(57)

Net increase (decrease) in cash and cash equivalents	(14,060)	6,655
Cash and cash equivalents, beginning of period	28,913	15,261

Cash and cash equivalents, end of period	$14,853	$21,916

Cautionary Note Regarding Forward-Looking Statements
     Statements in this document regarding the proposed Merger, the expected effects, timing and completion of the proposed transaction and any other statements about SS&C’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the proposed transaction due to the failure to obtain stockholder approval, the failure of Parent to consummate the necessary debt financing arrangements set forth in a commitment letter received by Parent or the failure to satisfy other conditions to the closing of the proposed transaction, the ability to recognize the benefits of the transaction, intense competition in SS&C’s industry, changes in government regulation, failure to manage the integration of acquired companies and other risks that are contained in documents and the other factors described in SS&C’s Annual Report on Form 10-K for the year ended December 31, 2004 and its most recent quarterly report filed with the SEC. In addition, any forward-looking statements represent SS&C’s estimates only as of today and should not be relied upon as representing SS&C’s estimates as of any subsequent date. SS&C disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this filing.